Exhibit 99.1

South Plains Financial, Inc. Reports Fourth Quarter and Year-End 2024 Financial Results

LUBBOCK, Texas, January 24, 2025 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter and year ended December 31, 2024.

Fourth Quarter 2024 Highlights

●	Net income for the fourth quarter of 2024 was $16.5 million, compared to $11.2 million for the third quarter of 2024 and $10.3 million for the fourth quarter of 2023.
●	Diluted earnings per share for the fourth quarter of 2024 was $0.96, compared to $0.66 for the third quarter of 2024 and $0.61 for the fourth quarter of 2023.
●	Average cost of deposits for the fourth quarter of 2024 was 229 basis points, compared to 247 basis points for the third quarter of 2024 and 224 basis points for the fourth quarter of 2023.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.75% for the fourth quarter of 2024, compared to 3.65% for the third quarter of 2024 and 3.52% for the fourth quarter of 2023.
●	Return on average assets for the fourth quarter of 2024 was 1.53% annualized, compared to 1.05% annualized for the third quarter of 2024 and 0.99% annualized for the fourth quarter of 2023.
●	Tangible book value (non-GAAP) per share was $25.40 as of December 31, 2024, compared to $25.75 as of September 30, 2024 and $23.47 as of December 31, 2023.
●
The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at December 31, 2023 were 16.74%, 12.41%, and 11.33%, respectively. These ratios significantly exceeded the minimum regulatory levels necessary to be deemed “well-capitalized”.

Full Year 2024 Highlights

●	Full year net income of $49.7 million in 2024, compared to $62.7 million in 2023.
●	Diluted earnings per share of $2.92 in 2024, compared to $3.62 in 2023.
●
The Bank’s wholly-owned subsidiary, Windmark Insurance Agency, Inc. (“Windmark”), was sold in the second quarter of 2023 for $36.1 million, resulting in a gain, net of related charges and taxes, of $22.9 million or $1.32 of diluted earnings per share.

●	Loans held for investment grew $40.9 million, or 1.4%, during 2024.
●	Total assets were $4.23 billion at December 31, 2024, compared to $4.20 billion at December 31, 2023.
●	Return on average assets of 1.17% for the full year 2024, compared to 1.54% for 2023.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very proud of our performance this past year as we successfully navigated a challenging environment with a focus on delivering strong financial results. We tightly managed our liquidity to optimize our profitability and return metrics while maintaining our conservative approach to underwriting and risk management. We have also managed the anticipated decline in our indirect auto portfolio as well as a heightened level of loan payoffs and paydowns that has obscured the strong, underlying loan production that has built through the year. Importantly, we are seeing a growing level of optimism across our customer base that is translating into the strongest new business production pipeline that we have seen in more than two years. This bodes positively for the year ahead where we expect to deliver low to mid-single digit loan growth for the full year 2025. Additionally, we are seeing deposit pricing fall across our markets which contributed to our strong margin expansion in the fourth quarter.”

Results of Operations, Quarter Ended December 31, 2024

Net Interest Income

Net interest income was $38.5 million for the fourth quarter of 2024, compared to $37.3 million for the third quarter of 2024 and $35.2 million for the fourth quarter of 2023. Net interest margin, calculated on a tax-equivalent basis, was 3.75% for the fourth quarter of 2024, compared to 3.65% for the third quarter of 2024 and 3.52% for the fourth quarter of 2023. The average yield on loans was 6.69% for the fourth quarter of 2024, compared to 6.68% for the third quarter of 2024 and 6.29% for the fourth quarter of 2023. The average cost of deposits was 229 basis points for the fourth quarter of 2024, which is 18 basis points lower than the third quarter of 2024 and 5 basis points higher than the fourth quarter of 2023.

Interest income was $61.3 million for the fourth quarter of 2024, compared to $61.6 million for the third quarter of 2024 and $57.2 million for the fourth quarter of 2023. Interest income decreased $316 thousand in the fourth quarter of 2024 from the third quarter of 2024, which was primarily comprised of a decrease of $243 thousand in loan interest income. The decline in loan interest income was due primarily to a decrease in average loans of $20.2 million. Interest income increased $4.1 million in the fourth quarter of 2024 compared to the fourth quarter of 2023. This increase was primarily due to an increase of average loans of $30.5 million and higher loan interest rates during the period, resulting in growth of $3.4 million in loan interest income.

Interest expense was $22.8 million for the fourth quarter of 2024, compared to $24.3 million for the third quarter of 2024 and $22.1 million for the fourth quarter of 2023. Interest expense decreased $1.6 million compared to the third quarter of 2024 and increased $702 thousand compared to the fourth quarter of 2023. The $1.6 million decrease was primarily as a result of a 24 basis point decline in the cost of interest-bearing deposits. The $702 thousand increase was primarily a result of growth in average interest-bearing deposits of $136.0 million.

Noninterest Income and Noninterest Expense

Noninterest income was $13.3 million for the fourth quarter of 2024, compared to $10.6 million for the third quarter of 2024 and $9.1 million for the fourth quarter of 2023. The increase from the third quarter of 2024 was primarily due to an increase of $3.1 million in mortgage banking revenues, mainly from an increase of $3.5 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value increased in the fourth quarter of 2024. This growth was partially offset by approximately $700 thousand in insurance proceeds received for property damage in the third quarter of 2024. The increase in noninterest income for the fourth quarter of 2024 as compared to the fourth quarter of 2023 was primarily due to an increase of $3.3 million in mortgage banking activities revenue mainly from a rise of $3.0 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value increased in the fourth quarter of 2024.

Noninterest expense was $29.9 million for the fourth quarter of 2024, compared to $33.1 million for the third quarter of 2024 and $30.6 million for the fourth quarter of 2023. The $3.2 million decrease from the third quarter of 2024 was largely the result of a decline of $1.4 million in personnel expenses, primarily from decreased health insurance costs of $668 thousand, as annual rebates were received in the fourth quarter, and a reduction of $400 thousand in mortgage commissions as mortgage activity slowed in the fourth quarter. There were also decreases in net occupancy expense, professional service expenses, and the ineffectiveness related to fair value hedges on municipal securities. The decrease in noninterest expense for the fourth quarter of 2024 as compared to the fourth quarter of 2023 was largely the result of a decrease of $593 thousand in personnel expenses, related to the decline in health insurance costs previously noted.

Loan Portfolio and Composition

Loans held for investment were $3.06 billion as of December 31, 2024, compared to $3.04 billion as of September 30, 2024 and $3.01 billion as of December 31, 2023. The $17.7 million, or 2.3% annualized, increase during the fourth quarter of 2024 as compared to the third quarter of 2024 occurred primarily as a result of organic loan growth experienced in commercial owner-occupied real estate loans. As of December 31, 2024, loans held for investment increased $40.9 million, or 1.4%, from December 31, 2023, primarily attributable to organic loan growth, occurring mainly in multi-family property loans, direct-energy loans, commercial owner-occupied real estate loans, and single-family property loans, partially offset by decreases in consumer auto loans and construction, land, and development loans.

Deposits and Borrowings

Deposits totaled $3.62 billion as of December 31, 2024, compared to $3.72 billion as of September 30, 2024 and $3.63 billion as of December 31, 2023. Deposits decreased by $94.8 million, or 2.6%, in the fourth quarter of 2024 from September 30, 2024. As of December 31, 2024, deposits were essentially unchanged, from December 31, 2023. Noninterest-bearing deposits were $935.5 million as of December 31, 2024, compared to $998.5 million as of September 30, 2024 and $974.2 million as of December 31, 2023. Noninterest-bearing deposits represented 25.8% of total deposits as of December 31, 2024. The quarterly change in total deposits was mainly due to the seasonal decline in escrow accounts of approximately $35 million and a planned reduction of approximately $50 million in customer sweep deposits as part of balance sheet management. Deposits were essentially unchanged, year-over-year, with an increase in interest-bearing deposits offset by a decline in noninterest-bearing deposits.

Asset Quality

The Company recorded a provision for credit losses in the fourth quarter of 2024 of $1.2 million, compared to $495 thousand in the third quarter of 2024 and $600 thousand in the fourth quarter of 2023. The provision during the fourth quarter of 2024 was largely attributable to net charge-off activity and increased loan balances.

The ratio of allowance for credit losses to loans held for investment was 1.42% as of December 31, 2024, compared to 1.41% as of September 30, 2024 and 1.41% as of December 31, 2023.

The ratio of nonperforming assets to total assets was 0.58% as of December 31, 2024, compared to 0.59% as of September 30, 2024 and 0.14% as of December 31, 2023. Annualized net charge-offs were 0.11% for the fourth quarter of 2024, compared to 0.11% for the third quarter of 2024 and 0.08% for the fourth quarter of 2023.

Capital

Book value per share decreased to $26.67 at December 31, 2024, compared to $27.04 at September 30, 2024. The change was primarily driven by a decrease in accumulated other comprehensive income (“AOCI”) of $18.2 million, partially offset by $14.0 million of net income after dividends paid. The decrease in AOCI was attributed to the after-tax decrease in fair value of our available for sale securities, net of fair value hedges, as a result of increases in long-term market interest rates during the period. The tangible common equity to tangible assets ratio (non-GAAP) increased 15 basis points to 9.92% in the fourth quarter of 2024.

Conference Call

South Plains will host a conference call to discuss its fourth quarter and year-end 2024 financial results today, January 24, 2025, at 10:00 a.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13750452. The replay will be available until February 7, 2025.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from uncertainty in the banking industry as a whole; increased competition for deposits in our market areas and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; increases in unemployment rates in the United States and our market areas; declines in commercial real estate values and prices; uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; the impact of changes in U.S. presidential administrations or Congress, including potential changes in U.S. and international trade policies and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Selected Income Statement Data:
Interest income	$61,324	$61,640	$59,208	$58,727	$57,236
Interest expense	22,776	24,346	23,320	23,359	22,074
Net interest income	38,548	37,294	35,888	35,368	35,162
Provision for credit losses	1,200	495	1,775	830	600
Noninterest income	13,319	10,635	12,709	11,409	9,146
Noninterest expense	29,948	33,128	32,572	31,930	30,597
Income tax expense	4,222	3,094	3,116	3,143	2,787
Net income	16,497	11,212	11,134	10,874	10,324
Per Share Data (Common Stock):
Net earnings, basic	$1.01	$0.68	$0.68	$0.66	$0.63
Net earnings, diluted	0.96	0.66	0.66	0.64	0.61
Cash dividends declared and paid	0.15	0.14	0.14	0.13	0.13
Book value	26.67	27.04	25.45	24.87	24.80
Tangible book value (non-GAAP)	25.40	25.75	24.15	23.56	23.47
Weighted average shares outstanding, basic	16,400,361	16,386,079	16,425,360	16,429,919	16,443,908
Weighted average shares outstanding, dilutive	17,161,646	17,056,959	16,932,077	16,938,857	17,008,892
Shares outstanding at end of period	16,455,826	16,386,627	16,424,021	16,431,755	16,417,099
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$359,082	$471,167	$298,006	$371,939	$330,158
Investment securities	577,240	606,889	591,031	599,869	622,762
Total loans held for investment	3,055,054	3,037,375	3,094,273	3,011,799	3,014,153
Allowance for credit losses	43,237	42,886	43,173	42,174	42,356
Total assets	4,232,239	4,337,659	4,220,936	4,218,993	4,204,793
Interest-bearing deposits	2,685,366	2,720,880	2,672,948	2,664,397	2,651,952
Noninterest-bearing deposits	935,510	998,480	951,565	974,174	974,201
Total deposits	3,620,876	3,719,360	3,624,513	3,638,571	3,626,153
Borrowings	110,354	110,307	110,261	110,214	110,168
Total stockholders’ equity	438,949	443,122	417,985	408,712	407,114
Summary Performance Ratios:
Return on average assets (annualized)	1.53%	1.05%	1.07%	1.04%	0.99%
Return on average equity (annualized)	14.88%	10.36%	10.83%	10.72%	10.52%
Net interest margin (1)	3.75%	3.65%	3.63%	3.56%	3.52%
Yield on loans	6.69%	6.68%	6.60%	6.53%	6.29%
Cost of interest-bearing deposits	3.12%	3.36%	3.33%	3.27%	3.14%
Efficiency ratio	57.50%	68.80%	66.72%	67.94%	68.71%
Summary Credit Quality Data:
Nonperforming loans	$24,023	$24,693	$23,452	$3,380	$5,178
Nonperforming loans to total loans held for investment	0.79%	0.81%	0.76%	0.11%	0.17%
Other real estate owned	530	973	755	862	912
Nonperforming assets to total assets	0.58%	0.59%	0.57%	0.10%	0.14%
Allowance for credit losses to total loans held for investment	1.42%	1.41%	1.40%	1.40%	1.41%
Net charge-offs to average loans outstanding (annualized)	0.11%	0.11%	0.10%	0.13%	0.08%

	As of and for the quarter ended
	December 31 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Capital Ratios:
Total stockholders’ equity to total assets	10.37%	10.22%	9.90%	9.69%	9.68%
Tangible common equity to tangible assets (non-GAAP)	9.92%	9.77%	9.44%	9.22%	9.21%
Common equity tier 1 to risk-weighted assets	13.53%	13.25%	12.61%	12.67%	12.41%
Tier 1 capital to average assets	12.04%	11.76%	11.81%	11.51%	11.33%
Total capital to risk-weighted assets	17.86%	17.61%	16.86%	17.00%	16.74%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2024			December 31, 2023

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,049,718	$51,270	6.69%	$3,019,228	$47,903	6.29%
Debt securities - taxable	518,646	4,994	3.83%	560,143	5,563	3.94%
Debt securities - nontaxable	154,203	1,014	2.62%	157,341	1,032	2.60%
Other interest-bearing assets	390,090	4,267	4.35%	255,454	2,963	4.60%

Total interest-earning assets	4,112,657	61,545	5.95%	3,992,166	57,461	5.71%
Noninterest-earning assets	189,422			156,541

Total assets	$4,302,079			$4,148,707

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,249,062	16,570	2.93%	$2,201,190	16,894	3.04%
Time deposits	445,173	4,566	4.08%	357,067	3,325	3.69%
Short-term borrowings	3	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,938	834	5.19%	73,740	981	5.28%
Junior subordinated deferrable interest debentures	46,393	806	6.91%	46,393	874	7.47%

Total interest-bearing liabilities	2,804,569	22,776	3.23%	2,678,393	22,074	3.27%
Demand deposits	978,742			1,021,091
Other liabilities	77,732			59,808
Stockholders’ equity	441,036			389,415

Total liabilities & stockholders’ equity	$4,302,079			$4,148,707

Net interest income		$38,769			$35,387
Net interest margin (2)			3.75%			3.52%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2024			December 31, 2023

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,054,189	$202,301	6.62%	$2,924,473	$176,627	6.04%
Debt securities - taxable	532,730	21,090	3.96%	570,655	21,590	3.78%
Debt securities - nontaxable	155,168	4,076	2.63%	185,205	4,901	2.65%
Other interest-bearing assets	312,917	14,319	4.58%	223,152	9,973	4.47%

Total interest-earning assets	4,055,004	241,786	5.96%	3,903,485	213,091	5.46%
Noninterest-earning assets	179,527			176,495

Total assets	$4,234,531			$4,079,980

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,250,942	70,362	3.13%	$2,117,985	55,423	2.62%
Time deposits	411,028	16,719	4.07%	321,205	9,564	2.98%
Short-term borrowings	3	-	0.00%	84	5	5.95%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,868	3,339	5.23%	75,458	4,018	5.32%
Junior subordinated deferrable interest debentures	46,393	3,381	7.29%	46,393	3,276	7.06%

Total interest-bearing liabilities	2,772,234	93,801	3.38%	2,561,125	72,286	2.82%
Demand deposits	968,307			1,069,280
Other liabilities	70,777			71,102
Stockholders’ equity	423,213			378,473

Total liabilities & stockholders’ equity	$4,234,531			$4,079,980

Net interest income		$147,985			$140,805
Net interest margin (2)			3.65%			3.61%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2024	December 31, 2023

Assets
Cash and due from banks	$54,114	$62,821
Interest-bearing deposits in banks	304,968	267,337
Securities available for sale	577,240	622,762
Loans held for sale	20,542	14,499
Loans held for investment	3,055,054	3,014,153
Less: Allowance for credit losses	(43,237)	(42,356)
Net loans held for investment	3,011,817	2,971,797
Premises and equipment, net	52,951	55,070
Goodwill	19,315	19,315
Intangible assets	1,720	2,429
Mortgage servicing rights	26,292	26,569
Other assets	163,280	162,194
Total assets	$4,232,239	$4,204,793

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$935,510	$974,201
Interest-bearing deposits	2,685,366	2,651,952
Total deposits	3,620,876	3,626,153
Subordinated debt	63,961	63,775
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	62,060	61,358
Total liabilities	3,793,290	3,797,679
Stockholders’ Equity
Common stock	16,456	16,417
Additional paid-in capital	97,287	97,107
Retained earnings	385,827	345,264
Accumulated other comprehensive income (loss)	(60,621)	(51,674)
Total stockholders’ equity	438,949	407,114
Total liabilities and stockholders’ equity	$4,232,239	$4,204,793

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Interest income:
Loans, including fees	$51,262	$47,895	$202,270	$176,598
Other	10,062	9,341	38,629	35,435
Total interest income	61,324	57,236	240,899	212,033
Interest expense:
Deposits	21,136	20,219	87,081	64,987
Subordinated debt	834	981	3,339	4,018
Junior subordinated deferrable interest debentures	806	874	3,381	3,276
Other	-	-	-	5
Total interest expense	22,776	22,074	93,801	72,286
Net interest income	38,548	35,162	147,098	139,747
Provision for credit losses	1,200	600	4,300	4,610
Net interest income after provision for credit losses	37,348	34,562	142,798	135,137
Noninterest income:
Service charges on deposits	2,241	1,844	8,026	7,130
Income from insurance activities	31	37	123	1,515
Mortgage banking activities	4,955	1,671	14,187	13,817
Bank card services and interchange fees	3,225	3,167	13,640	13,323
Gain on sale of subsidiary	—	—	—	33,778
Other	2,867	2,427	12,096	9,663
Total noninterest income	13,319	9,146	48,072	79,226
Noninterest expense:
Salaries and employee benefits	17,384	17,977	74,338	79,377
Net occupancy expense	3,901	3,856	16,105	16,102
Professional services	1,555	1,509	6,583	6,433
Marketing and development	1,153	880	3,782	3,453
Other	5,955	6,375	26,770	29,581
Total noninterest expense	29,948	30,597	127,578	134,946
Income before income taxes	20,719	13,111	63,292	79,417
Income tax expense	4,222	2,787	13,575	16,672
Net income	$16,497	$10,324	$49,717	$62,745

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2024	December 31, 2023

Loans:
Commercial Real Estate	$1,119,063	$1,081,056
Commercial - Specialized	388,955	372,376
Commercial - General	557,371	517,361
Consumer:
1-4 Family Residential	566,400	534,731
Auto Loans	254,474	305,271
Other Consumer	64,936	74,168
Construction	103,855	129,190
Total loans held for investment	$3,055,054	$3,014,153

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2024	December 31, 2023

Deposits:
Noninterest-bearing deposits	$935,510	$974,201
NOW & other transaction accounts	498,718	562,066
MMDA & other savings	1,741,988	1,722,170
Time deposits	444,660	367,716
Total deposits	$3,620,876	$3,626,153

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Pre-tax, pre-provision income
Net income	$16,497	$11,212	$11,134	$10,874	$10,324
Income tax expense	4,222	3,094	3,116	3,143	2,787
Provision for credit losses	1,200	495	1,775	830	600

Pre-tax, pre-provision income	$21,919	$14,801	$16,025	$14,847	$13,711

	As of
	December 31, 2024	September 30, 2024	June 30, 2024		March 31, 2024		December 31, 2023
Tangible common equity
Total common stockholders’ equity	$438,949	$443,122	$	$ 417,985	$	$ 408,712	$	$ 407,114
Less: goodwill and other intangibles	(21,035)	(21,197)		(21,379)		(21,562)		(21,744)

Tangible common equity	$417,914	$421,925	$	$ 396,606	$	$ 387,150	$	$ 385,370

Tangible assets
Total assets	$4,232,239	$4,337,659	$	$ 4,220,936	$	$ 4,218,993	$	$ 4,204,793
Less: goodwill and other intangibles	(21,035)	(21,197)		(21,379)		(21,562)		(21,744)

Tangible assets	$4,211,204	$4,316,462	$	$ 4,199,557	$	$ 4,197,431	$	$ 4,183,049

Shares outstanding	16,455,826	16,386,627		16,424,021		16,431,755		16,417,099

Total stockholders’ equity to total assets	10.37%	10.22%		9.90%		9.69%		9.68%
Tangible common equity to tangible assets	9.92%	9.77%		9.44%		9.22%		9.21%
Book value per share	$26.67	$27.04		$25.45		$24.87		$24.80
Tangible book value per share	$25.40	$25.75		$24.15		$23.56		$23.47